                                    EXHIBIT 3

                     NORTH AMERICAN TECHNOLOGIES GROUP, INC.

                                VOTING AGREEMENT

         This VOTING AGREEMENT, dated as of February 22, 2005 (the "AGREEMENT"), by and among Sponsor Investments, LLC ("SPONSOR"), Herakles Investments, Inc. ("HERAKLES"), Astraea Investment Management, L.P. ("ASTRAEA") and the persons listed on Exhibit A hereto (the "INVESTORS," and together with Herakles and Astraea, the "HOLDERS").

                                    RECITALS

         WHEREAS, pursuant to that certain Exchange Agreement, dated as of November 8, 2004, by and among North American Technologies Group, Inc. ("NATK"), Avalanche Resources, Ltd., Kevin Maddox and Sponsor (the "EXCHANGE AGREEMENT"), Sponsor shall own 43,114 shares of North American Technologies Group, Inc. Series CC Convertible Preferred Stock (the "SERIES CC PREFERRED") and warrants to purchase an additional 9,158 Series CC Preferred Shares (the "WARRANTS," and together with the Series CC Preferred issued to Sponsor pursuant to the Exchange Agreement, the "EXCHANGE SHARES," and upon conversion the common shares of NATK, issuable upon conversion thereof, the "CONVERSION SECURITIES") upon the consummation of the Exchange Agreement;

         WHEREAS, on February 22, 2005, Sponsor distributed 3,434 Warrants to Herakles and 1,145 Warrants to Astraea (the "WARRANT DISTRIBUTION") and assigned 2,290 Warrants to Crestview Capital Master, LLP and 2,289 Warrants to Big Bend XI Investments Ltd.;

         WHEREAS, on February 22, 2005, Sponsor distributed 36,105 Series CC Preferred to Herakles and 5,389 Series CC Preferred to Astraea (the "SERIES CC DISTRIBUTION");

         WHEREAS, pursuant to that certain Series CC Convertible Preferred Stock Purchase Agreement, dated as of February 22, 2005 (the "SERIES CC PURCHASE AGREEMENT"), on February 18, 2005, Sponsor sold to the Investors an aggregate of 1,620 Series CC Preferred; and

         WHEREAS, in connection with the Warrant Distribution, Series CC Distribution and Series CC Purchase Agreement Sponsor and the Holders wish to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties mutually agree as follows:

                                    AGREEMENT

         1. Agreement to Vote Exchange Shares. At every meeting of the stockholders of NATK called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of NATK, each Holder, severally and not jointly, agrees that it shall vote or execute a written consent, with respect to, as appropriate all the Exchange Shares or Conversion Securities, as the case may be, as to which it has power to vote in any such vote or consent in accordance with the written directions given by Sponsor.

         2. IRREVOCABLE PROXY. EACH HOLDER HEREBY, SEVERALLY AND NOT JOINTLY, GRANTS TO, AND APPOINTS SPONSOR AND ANY OFFICERS OF SPONSOR, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF SPONSOR, AND ANY OTHER DESIGNEE OF SPONSOR, EACH OF THEM INDIVIDUALLY, SUCH HOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO SUCH HOLDER'S EXCHANGE SHARES OR CONVERSION SECURITIES AS THE CASE MAY BE IN ACCORDANCE WITH SECTION 1 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE, AND EACH HOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY REASONABLY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY

REVOKES ANY PROXY PREVIOUSLY GRANTED BY IT WITH RESPECT TO THE EXCHANGE SHARES OR CONVERSION SECURITIES.

         3. Representations and Warranties of the Holders. Each Holder, with respect to itself and its Exchange Shares or Conversion Securities, as the case may be, represents and warrants, severally and not jointly, to Sponsor as follows:

                  a. Ownership of Exchange Shares. Each Holder is the record and/or beneficial owner of the number of Exchange Shares set forth on Exhibit B. Except as set forth herein, Holder has sole voting power and sole power to issue instructions with respect to the voting of the Exchange Shares, sole power of disposition, sole power of exercise and the sole power to demand appraisal rights.

                  b. Power; Binding Agreement. Each Holder has the legal capacity, power and authority to enter into and perform all of such Holder's obligations under this Agreement. The execution, delivery and performance of this Agreement by each Holder will not violate any other agreement relating to the Exchange Shares to which the Holder is a party, including, without limitation, any voting agreement, shareholder's agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Holder and constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  c. No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Holder and the consummation by such Holder of the transactions contemplated hereby and neither the execution and delivery of this Agreement by such Holder nor the consummation by such Holder of the transactions contemplated hereby nor compliance by such Holder with any of the provisions hereof shall conflict with or result in any breach of any applicable partnership or other organizational documents applicable to such Holder, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Holder is a party or by which such Holder's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Holder or any of such Holder's properties or assets, except for any such conflicts, breaches, defaults or violations as would not materially impair such Holder's performance of its obligations hereunder.

                  d. No Liens. The Exchange Shares and as converted the Conversion Securities are now and, at all times during the term hereof, will be held by such Holder, or by a nominee or custodian for the benefit of such Holder, free and clear of all liens, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

                  e. Stockholders Agreement. Each Holder, severally and not jointly, agrees that it shall be bound by the terms of the Stockholders Agreement, dated as of February __, 2005, by and among Big Bend XI Investments, Ltd., Crestview Capital Master, LLC, HLT FFT, LLC, Midsummer Investment Ltd., Islandia, L.P., Richard Kiphart and Sponsor, attached hereto as Exhibit C.


         4. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS).

         5. CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY AGREES THAT ANY SUIT, ACTION, PROCEEDING OR CLAIM AGAINST HIM, HER OR IT ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT OR ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF DALLAS, TEXAS,

AND EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY PROCEEDING BROUGHT IN THE CITY OF DALLAS, TEXAS, AND FURTHER IRREVOCABLY WAIVES ANY CLAIMS THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         6. WAIVER OF JURY TRIAL. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION 6 CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

         7. Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8. Reproduction of Documents. This Agreement and all documents relating hereto, including, but not limited to, (a) consents, waivers, amendments and modifications which may hereafter be executed and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         10. Entire Agreement. This Agreement, together with all Exhibits hereto and thereto and all other agreements entered into pursuant hereto, constitute the complete and final agreement of the parties concerning the matters referred to herein, and supersede all prior agreements and understandings.

         11. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument

         12. Termination. This Agreement shall terminate upon the earlier of (i) February 22, 2015 or (ii) with respect to the rights and obligations of any individual Holder, on the first day that such Holder no longer owns any of the Exchange Shares or Convertible Securities. If the rights and obligations of any individual Holder are terminated, all other Holders will continue to be bound by this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.



SPONSOR

SPONSOR INVESTMENTS LLC
By: Herakles Investments, Inc., Manager


By:      /s/ Robert W. Korba
     ---------------------------------------
Name:    Robert W. Korba
Title:   President


HOLDERS

HERAKLES INVESTMENTS, INC.          ASTRAEA INVESTMENT MANAGEMENT, L.P.
                                    By:  Astraea Investment and Management
                                    Services Company, a Delaware corporation,
By:      /s/ Robert W. Korba        General Partner
     ---------------------------
Name:    Robert W. Korba
     ---------------------------
Title:   President                   By:      /s/ Bruce Leadbetter
     ---------------------------           ---------------------------
                                     Name:    Bruce Leadbetter
                                           ---------------------------
                                     Title:   President
                                           ---------------------------


By:      /s/ Paul Pottinger          By:      /s/ Christopher Bancroft
     ---------------------------          ----------------------------
Name:  Paul Pottinger                Name:  Christopher Bancroft


By:      /s/ Michael Jordan          By:      /s/ John M. Pigott
     ---------------------------          ----------------------------
Name:  Michael Jordan                Name:  John M. Pigott


By:      /s/ Goh Yong Siang          By:      /s/ Pat Long
     ---------------------------          ----------------------------
Name:  Goh Yong Siang                Name:  Pat Long


By:      /s/ Davie Kellogg           By:      /s/ Charles Jarvie
     ---------------------------          ----------------------------
Name:  David Kellogg                 Name:  Charles Jarvie


By:      /s/ David Pasahow
     ---------------------------
Name:  David Pasahow



                        Voting Agreement Signature Page

                                    EXHIBIT A

                                    INVESTORS




  1.     Paul Pottinger
  2.     Christopher Bancroft
  3.     Michael Jordan
  4.     John M. Pigott
  5.     Goh Yong Siang
  6.     Pat Long
  7.     David Kellogg
  8.     Charles Jarvie
  9.     David Pasahow






                                    Exhibit A

                                    EXHIBIT B

                          OWNERSHIP OF EXCHANGE SHARES

                    HOLDER                  PREFERRED STOCK         WARRANTS
                    ------                  ---------------         --------
1.     Herakles Investments, Inc.                36,105               3,434
2.     Astraea Investment Management,            5,389                1,145
       L.P.
3.     Paul Pottinger                              41                   -
4.     Christopher Bancroft                       162                   -
5.     Michael Jordan                             162                   -
6.     John M. Pigott                              81                   -
7.     Goh Yong Siang                             324                   -
8.     Pat Long                                   648                   -
9.     David Kellogg                               20                   -
10.    Charles Jarvie                             162                   -
11.    David Pasahow                               20                   -




                                   Exhibit B

                                    EXHIBIT C

                             STOCKHOLDERS AGREEMENT


                                 [SEE EXHIBIT 5]










                                   Exhibit C